AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE

Contact: Paul Geist – Vice President & Corporate Controller 816-584-5611

FOR IMMEDIATE RELEASE

AMERICAN ITALIAN PASTA COMPANY PROVIDES CERTAIN

LIQUIDITY AND REVENUE INFORMATION

KANSAS CITY, MO, November 21, 2006 – American Italian Pasta Company (NYSE:PLB), the largest producer and marketer of dry pasta in North America, today provided certain liquidity and revenue information.

LIQUIDITY

As of fiscal year end September 29, 2006, the Company had total liquidity resources of $51.4 million, consisting of cash on hand of $22.9 million and $28.5 million available under the Company's $30.0 million revolving credit facility.

Total debt outstanding on September 29, 2006 was $262.3 million. Total debt, net of cash, was $239.3 million, compared to $267.5 million as of September 30, 2005, reflecting a reduction in net debt of $28.2 million.

For the fiscal year ended September 29, 2006, the Company's cash flows included the following items of significance: net cash interest of $22.0 million; cash taxes paid of $0.7 million; capital expenditures of $12.6 million; professional fees of $8.4 million relating to the audit committee investigation, shareholder litigation and related matters; management consulting fees of $7.3 million; costs associated with the Company's bank waivers and debt refinancing of $7.3 million; and net proceeds from the sale of certain assets totaling $10.0 million.

The Company noted that all historical liquidity amounts outlined above are unaudited and are subject to adjustments resulting from the continuing, previously announced Audit Committee investigation.

American Italian Pasta Co.

November 21, 2006

RETIREMENT OF DEBT

The Company also noted that on October 20, 2006, the Company used a portion of its excess liquidity to retire $8.0 million of debt. With this payment, gross debt was reduced from $262.3 million to $254.3 million.

REVENUE INFORMATION

As part of the ongoing financial restatement process, the Company has determined to change its reporting of revenues. Historically, the Company reported certain promotional expenses as selling expenses, which were included in selling and marketing expense on the Company’s statements of operations. The Company has now determined that such expenses are more appropriately classified as a reduction in revenues. Reclassification of these expenses will result in an approximate reduction of $26 million in revenue for the fiscal year ended September 29, 2006 and $26 million for the fiscal year ended September 30, 2005. It is important to note that while this reclassification reduces reported revenues, it does not change reported net income (loss). The information below reflects this reclassification in both the 2005 and 2006 data:

For fiscal year ended September 29, 2006, total revenues were $365.9 million, increasing 0.8% from $363.0 million in the fiscal year ended September 30, 2005. Overall volume increased 0.6% during that same period. Excluding liquidation sales of $1.5 million and $0.9 million in fiscal years 2006 and 2005, respectively, revenue increased 0.6% and volume decreased 0.4% compared to the fiscal year ended September 30, 2005.

Total revenues were $95.6 million in the fourth fiscal quarter ended September 29, 2006, increasing 2.7% from $93.1 million in the fourth fiscal quarter ended September 30, 2005. Overall volume increased 4.1% during the quarterly period, as compared to the previous fiscal year's quarter. Excluding liquidation sales of $0.04 million and $0.5 million in the fourth quarter of fiscal years 2006 and 2005, respectively, revenue increased 3.2% and volume increased 4.7% compared to the previous fiscal year’s quarter.

In addition to the promotional expense reclassification, the Company’s continued review of its historical financial statements has identified other necessary revenue adjustments related to promotional expenses, accounting period cutoff, and other related revenue recognition issues. The impact of these items has not been, as yet fully determined. The Company also noted that all historical revenue amounts outlined above are unaudited and are subject to adjustments resulting from the continuing, previously announced Audit Committee investigation.

AUDIT COMMITTEE INVESTIGATION

The Audit Committee’s legal advisors have completed their fact finding investigation and are continuing to review the information with the forensic accountants and the Company’s auditors. At the direction of the Audit Committee, the advisors are working with the Company to assist in identifying the appropriate treatment of certain items in the Company’s

American Italian Pasta Co.

November 21, 2006

restatement. The Company currently anticipates that upon completion of that process, the Committee will conclude its investigation.

CEO COMMENTS

“Through the efforts of the talented and dedicated team at AIPC, we continue to make important progress executing on our business plan,” said Jim Fogarty, CEO of AIPC. “We are pleased with our full year and fourth quarter revenue performance and the strong cash flow we have generated this year, and we remain focused on implementing our business initiatives and preparing the Company for the future.”

ABOUT AIPC

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer and marketer of dry pasta in North America. The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona and Verolanuova, Italy. The Company has approximately 600 employees located in the United States and Italy.

When used in this release, the words "anticipate," "believe," "estimate," and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements. The statements by the Company regarding the expected liquidity position and revenues for the fourth fiscal quarter and the full year of fiscal year 2006 and for the corresponding fiscal year 2005 periods are forward-looking. Actual results or events could differ materially. The differences could be caused by a number of factors, including, but not limited to, the completion and findings of the Audit Committee investigation, the Company's review of its financial statements, a review and/or audit of the Company's financial statements by its independent registered public accounting firm, the SEC staff review, and the conclusions reached regarding financial reporting. The Company will not update any forward-looking statements in this press release to reflect future events.

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